Exhibit 23.01

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-75004, 333-100088, 333-103955 and 333-110709) pertaining to the 1997 Equity Incentive Plan, 2001 Equity Incentive Plan, and 2001 Employee Stock Purchase Plan of NetScreen Technologies, Inc., and the options issued under the 2000 Stock Option/Stock Issuance Plan of OneSecure, Inc. and 2001 Stock Option/Stock Issuance Plan of Neoteris, Inc. of our report dated October 23, 2003 (except for Note 16, as to which the date is November 14, 2003) with respect to the consolidated financial statements and schedule of NetScreen Technologies, Inc., included in the Annual Report (Form 10-K) for the year ended September 30, 2003.

/s/    ERNST & YOUNG LLP

San Jose, California

December 18, 2003